Exhibit 10.2

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is entered into as of this 26 day of June 2024 (“Execution Date”), by and between BMR-ROGERS STREET LLC, a Delaware limited liability company (“BMR”), and SYNLOGIC, INC., a Delaware corporation (“Synlogic”).

RECITALS

A.
WHEREAS, BMR and Synlogic entered into that certain Lease dated as of July 25, 2017 (as the same may have been amended, amended restated, supplemented, assigned or otherwise modified from time to time, the “Lease”), whereby Synlogic leases certain premises (the “Premises”) from BMR at 301 Binney Street in Cambridge, Massachusetts (the “Building”); and
B.
WHEREAS, BMR and Synlogic desire to terminate the Lease in accordance with the following provisions. Capitalized terms not defined herein shall have the meanings given them in the Lease.

AGREEMENT

NOW, THEREFORE, BMR and Synlogic, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.
Termination Date. Synlogic shall cause the Premises to be surrendered to BMR in vacant, broom clean condition and in the condition required under the Lease no later than June 30, 2024 (“Termination Date”). Notwithstanding the foregoing, (a) Synlogic shall not be required to remove any wiring and cabling in the Premises, and (b) Synlogic shall surrender the furniture, fixtures and equipment itemized in Exhibit A attached hereto (the “Surrendered Furniture”) in the Premises on the Termination Date. BMR shall provide reasonable access to the Premises to Synlogic for a period of thirty (30) days from and after the Termination Date for Synlogic to remove additional furniture, fixtures and equipment that are not included in the Surrendered Furniture, provided that Synlogic shall comply with any reasonable requirements of BMR in connection with such removal.
2.
Termination Fee. In consideration for the termination of the Lease prior to the scheduled Term Expiration Date pursuant to this Agreement, the sufficiency of which is hereby acknowledged, on the earlier of (x) the Termination Date and (y) the date that is ten (10) Business Days following the Execution Date, Synlogic shall pay to BMR, by wire transfer in immediately available funds, a termination fee equal to $10,603,197.36 (the “Termination Fee”). Notwithstanding the provisions of Article 11 of the Lease or anything in the Lease to the contrary, BMR and Synlogic agree that on or prior to the Termination Date, BMR shall draw down all of the L/C Security in the amount of $1,047,432.00 and credit it against the Termination Fee, and therefore Synlogic shall pay the balance of the Termination Fee to BMR in the amount of $9,555,765.36 in accordance with the terms of this Section 2.
3.
Lease Termination. Provided that Synlogic has fully satisfied all of its obligations set forth in Section 1 and Section 2 of this Agreement (“Termination Conditions”), and that all Rent due to BMR under the Lease through the Termination Date has been paid to BMR in full, then the Lease shall terminate effective as of 11:59 p.m. Eastern time on the Termination Date (“Lease Termination”). BMR reserves the right to waive any of the Termination Conditions in its sole discretion. As of the Lease Termination, the Lease shall be fully and finally surrendered and terminated and shall no longer be of any force or effect, except for those provisions that, by their express terms, survive the expiration or earlier termination of the Lease. In the event that any of the Termination Conditions have not been satisfied or waived by BMR on or before the Termination Date, this Agreement shall automatically terminate on the Termination Date, except for those provisions that, by their express terms, survive the expiration of earlier termination of this Agreement, the Lease shall continue in full force and effect, and BMR shall refund to Synlogic any Termination Fee actually received by BMR.
4.
Qualifying Synlogic Transaction. In the event that prior to or within twelve (12) months of the Termination Date, Synlogic enters into one or more transactions for the sale, pledge, encumbrance or other transfer of all or any material portion of Synlogic’s business, assets or equity interests, including without limitation by merger or the sale of all or substantially all of Synlogic’s assets, in any case at a valuation for Synlogic’s assets equal to or greater than [***] (a “Qualifying Synlogic Transaction”), then Synlogic shall pay to BMR, by wire transfer in immediately available funds, an additional fee equal to Two and One-Half Million Dollars $2,500,000.00 (the “Additional Fee”); provided, however, that a Sale of Synlogic’s equity interests in connection with a reverse merger transaction (e.g., a private placement or other financing in connection with a reverse merger transaction) shall not be considered a Qualifying Synlogic Transaction for purposes of this Section 4. The Additional Fee, if any, shall be due and payable to BMR on the closing date for the applicable Qualifying Synlogic Transaction and shall be paid to BMR in consideration for the termination of the Lease prior to the scheduled Term Expiration Date in accordance with this Agreement, the sufficiency of which is hereby acknowledged.
5.
Qualifying New Lease. In the event that prior to June 30, 2025 (the “Tail Period”) (x) BMR enters into a lease with a third party to lease all but not less than all of the Premises on market rate terms and (y) such third party tenant has commenced to pay base rent under such lease (a “Qualifying New Lease”), then BMR shall pay to Synlogic, by wire transfer in immediately available funds, an amount equal to Four Hundred Twelve Thousand Nine Hundred Sixty-Six and 32/100 Dollars ($412,966.32) (the “Refund Amount”). The Refund Amount shall be due and payable to Synlogic on the date the applicable Qualifying New Lease is executed. For the avoidance of doubt, in the event that BMR does not enter into a Qualifying New Lease during the Tail Period, then BMR will have no obligation to pay Synlogic any Refund Amount.
6.
Release of Rights. As of Lease Termination, except as expressly provided in this Agreement, each party fully and unconditionally releases, cancels, annuls, rescinds, discharges, disclaims, waives and releases any and all rights and benefits the waiving party or any of its affiliates may have under the Lease arising from and after Lease Termination.

7.
Quitclaim. To the extent, if any, that the Lease gives Synlogic or any of its affiliates any right, title or interest in or to the Premises and the Surrendered Furniture, Synlogic does hereby remise, release and quitclaim to BMR such right, title or interest in or to the Premises and the Surrendered Furniture as of the Lease Termination and shall execute and deliver to BMR any documentation reasonably requested by BMR to effect or document such remise, release and quitclaim.
8.
Representation of Parties. Each party represents that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest therein, nor made or entered into any agreement that would result in any mechanic’s lien or other claim, demand, obligation, liability, action or cause of action arising from or with respect to the Lease or the Premises.
9.
Attorneys’ Fees. Except as otherwise expressly set forth in this Agreement, each party shall pay its own costs and expenses incurred in connection with this Agreement and such party’s performance under this Agreement, provided, that if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising out of or in connection with this Agreement, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).
10.
Integration; Voluntary Agreement; Amendment. The terms of this Agreement are intended by the parties as a final and complete expression of their agreement with respect to the terms that are included in this Agreement, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement. The parties have read this Agreement and have freely and voluntarily entered into this Agreement. No provision of this Agreement may be modified, amended or supplemented except by an agreement in writing signed by BMR and Synlogic.
11.
Successors and Assigns. Each of the covenants, conditions and agreements contained in this Agreement shall inure to the benefit of and shall apply to and be binding upon the parties and their respective heirs, legatees, devisees, executors, administrators and permitted successors, assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment and subletting.
12.
Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to the Commonwealth of Massachusetts’ conflict of law principles.
13.
Authority. Each party guarantees, warrants and represents that the execution and consummation of this Agreement have been duly authorized by all appropriate company action, and the individual or individuals signing this Agreement have the power, authority and legal capacity to sign this Agreement on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.
14.
Waiver of Jury Trial. To the extent permitted by applicable laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Agreement, the use or occupancy of the Premises or any claim of injury or damage related to this Agreement or the Premises.
15.
Signatures. An electronic or portable document format (PDF) signature on this Agreement shall be equivalent to, and have the same force and effect as, an original signature. This Agreement may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed Massachusetts instrument as of the day hereinabove first written.

BMR:

BMR-ROGERS STREET LLC,

a Delaware limited liability company

By: /s/ Colleen O’Connor

Name: Colleen O’Connor

Its: EVP, East Coast and U.K. Markets

SYNLOGIC:

SYNLOGIC, INC.

a Delaware corporation

By: /s/ Tony Awad

Name: Tony Awad

Its: Principal Executive Officer

EXHIBIT A

FURNITURE INVENTORY

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